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                                                                  Exhibit 23.1







The Board of Directors
Signature Brands USA, Inc.:


We consent to incorporation by reference in the registration statement on Form S-8 of Signature Brands USA, Inc. (formerly Health o meter Products, Inc.), pertaining to the Signature Brands USA, Inc. 1997 Stock Option and Incentive Plan, of our report dated December 3, 1996, relating to the consolidated balance sheets of Health o meter Products, Inc. and subsidiary as of September 29, 1996 and October 1, 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended September 29, 1996 and October 1, 1995, and for the nine-month period ended October 2, 1994, and all related schedules which report appears in the September 29, 1996 annual report on Form 10-K of Health o meter Products, Inc.



                                                          KPMG Peat Marwick LLP


Cleveland, Ohio
October 7, 1997